Exhibit 10.3
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”), dated as of August 2, 2022, is made between Caris Science, Inc., a Texas corporation (the “Company”), and John Russel Denton (the “Employee”). The Company and Employee are collectively referred to herein as the “Parties” and each individually as a “Party.” The Parties anticipate that Employee will begin employment on September 1, 2022 (the date Employee commences employment, the “Effective Date”).

RECITALS:
A.The Company is engaged in the business of providing diagnostics products and services, including, without limitation, pathology and work flow solutions, tissue banking and diagnostics and analysis, molecular diagnostics, lab services and other related services and products to pharmaceutical companies, physicians, health care providers and others throughout the United States. Specifically, the description above includes, but is not limited to, any and all conduct or action in furtherance of any discovery, research, development, provision, performance, marketing, sale or any other commercialization of any product, service or application that (i) is directly or indirectly based on, connected with, or relating to lipid encapsulated bodies including intracellular or extracellular microvesicles or exosomes, irrespective of their form, size or origin, for any utility or purpose, or (ii) directly or indirectly involves molecular profiling of any human-derived sample or specimen and associated therapeutic decision support for any clinical or research purpose relating to or connected with cancer (collectively and singularly, along with any other business in which the Company engages, is hereinafter referred to as the “Business”).
B.The Company and the Employee desire to enter into this Agreement to govern the employment relationship between them.
NOW THEREFORE, in consideration of the foregoing Recitals (which are hereby incorporated by reference), the agreements hereafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.
EMPLOYMENT AND ACCEPTANCE
1.1.     Employment by the Company. The Company hereby agrees to employ the Employee for a two (2) year term (the “Term”) commencing on the Effective Date, and expiring two (2) years from the Effective Date. During the Term, the Employee shall serve in the capacity of Senior Vice President and General Counsel of the CLS Group (as defined below), subject to the direction of the Chief Executive Officer of the CLS Group, of the Company or their designee. Upon expiration of the Term this Agreement will automatically renew for successive one (1) year periods unless terminated in accordance with the terms hereof. The “CLS Group” means Caris Life Sciences, Inc., a Texas corporation and its subsidiaries.

1.2     Duties and Responsibilities. During the Term, the Employee shall devote the Employee’s best efforts and all of the Employee’s business time and services to the Company, its affiliates and subsidiaries, and shall carry out all Company policies and directives in a manner which will promote and develop the Company’s best interests. The Employee shall have the duties and authority assigned to the Employee by the Chief Executive Officer of the CLS Group. Employee will be permitted to work remotely from Austin, Texas, but is expected to travel at the Company’s request.
1.3     Company Representations and Warranties. The Company represents and warrants that (i) it has full authority to enter into this Agreement, and (ii) that it is not restricted in any manner from employing the Employee under the terms and conditions set forth in this Agreement.
1.4.     Acceptance of Employment by the Employee. The Employee hereby accepts such employment and represents and warrants that (i) the Employee has full authority to enter into this Agreement, (ii) the Employee is not restricted in any manner from providing services hereunder or from engaging in the Business and (iii) the Employee is not aware of any situation creating a conflict of interest between the Employee and the Company.

Employee agrees to Company performing appropriate due diligence related to Employee’s potential employment and to the on-going employment. Company may perform any and all background checks it deems necessary and require appropriate certifications prior to employing Employee and at any time during Employee’s employment. Employee acknowledges Company’s right to perform the appropriate background checks and the representation that Employee shall not use confidential or proprietary information obtained from prior employers or otherwise in the performance of the duties herein.

ARTICLE II.
COMPENSATION AND OTHER BENEFITS
2.1    Annual Salary. The Company shall pay the Employee a salary at the rate of
$450,000 per year of employment hereunder (the “Annual Salary”). The Annual Salary shall be payable in accordance with the payroll policies of the Company as from time to time in effect (but no less often than monthly), less such deductions as shall be required to be withheld by applicable law and regulations.
2.2    Annual Bonus. In addition to the Annual Salary, the Company may, in its sole discretion, award a bonus to Employee following the end of each fiscal year during the Term based on the Company’s audited financial performance for the fiscal year as well as Employee’s individual contribution to the Company. Any annual bonus payable is discretionary, will be subject to the approval of the Board and shall be paid in accordance with the Company’s normal payroll policies. Employee’s target prorated bonus is fifty percent (50%) of Employee’s actual earnings from the Annual Salary. In order to be eligible to receive the annual bonus, Employee must be employed by the Company on the day such bonus is to be paid.

2.3     Stock Options and Other Equity Incentives. Subject to approval by the Board of Directors, Caris Life Sciences, Inc. will grant to Employee, one million and twenty thousand stock options with an exercise price set by the Plan Administrator as authorized by the Board of Directors which is expected to be equal to the Company’s current 409A valuation as determined by the Board of Directors. All such options shall be granted pursuant to the terms of the Caris Life Sciences, Inc. 2020 Incentive Stock Plan (the “Plan”) and an option agreement. In addition, the Company may, in its sole discretion, from time-to-time grant stock options or other equity-based incentives to Employee. The Company will recommend to the Board of Directors that the options granted to Employee will be “early exercise” options that will be exercisable for restricted stock prior to vesting and, if such early exercise options are granted, the CLS Group will provide a loan to Employee to pay the exercise price of such options with terms acceptable to CLS Group.
Vesting of Stock Options. Employee’s Initial Grant as described in Section 2.3 (“Initial Grant”) will vest at 20% on Employee’s employment start date with Company. The remaining portion of the Initial Grant will vest according to the terms of the Granting Document, with 20% vesting on each anniversary of Employee’s start date with the Company until the Initial Grant has fully vested. In the event of a Change of Control, as that term is defined by the Plan, any remaining, unvested options from the Initial Grant, will be immediately vested.
2.4    Vacation Policy. In accordance with the Company’s Discretionary Time Off (DTO) policy as set forth in the Company’s Employee Benefits Summary, Employee shall be entitled to discretionary time off from work. The Company reserves the right to amend the DTO policy at any time.
2.5    Participation in Employee Benefit Plans. At the Employee’s option, the Company agrees to permit the Employee during the Term, if and to the extent eligible, to participate in any group life, health care or group disability insurance plan, pension plan, similar benefit plan or other so-called “fringe benefits” of the Company (collectively “Benefits”) which may be made generally available to other employees or executives of the Company and on such terms as the Benefits are made generally available to such employees.

2.6    Expenses. The Company shall pay or reimburse the Employee for all business expenses reasonably and necessarily incurred by the Employee during the Term in the performance of the Employee’s services under this Agreement, including travel-related expenses in connection with travel requested by the Company, in each case in accordance with Company policy.

ARTICLE III.
RESTRICTIONS
3.1    Nondisclosure of Confidential Information.
(a)    Recognition of Company Rights; Nondisclosure. For so long as Employee is employed by the Company (whether during the term of this Agreement or after its expiration,

the “Employment”), Employee will have access to Confidential Information, including Confidential Information Employee has not accessed prior to the Effective Date. Employee recognizes that the Company’s business interests require the fullest practical protection and confidential treatment of the Confidential Information. At all time during the Employment and thereafter, Employee will hold in strictest confidence and will not disclose, use, provide access to, or publish any Confidential Information, except as such disclosure, use or publication may be required in connection with Employee’s services for the Company. Employee agrees that all Confidential Information, whether prepared by Employee or otherwise coming into Employee’s possession, shall remain the exclusive property of the Company. Employee will obtain the Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to Employee’s work at the Company, any Confidential Information and/or any material that incorporates any Confidential Information. Employee hereby assigns to the Company any rights Employee may have or acquire in such Confidential Information and recognizes that all Confidential Information is the sole property of the Company and its assigns.
(b)    Confidential Information. “Confidential Information” means all information, not generally known within the relevant trade group or by the public, including all Work Product (as defined below), intellectual property, business plans, training materials, software programs, promotional materials, illustrations, designs, plans, data bases, sources of supply, customer lists, supplier lists, trade secrets, and all other valuable or unique information and techniques acquired, developed or used by the Company relating to its business, operations, suppliers, information systems, employees and customers, regardless of whether such information is in writing, on computer disk or disk drive or in any other form. Employee expressly acknowledges and agrees that Confidential Information constitutes trade secrets and/or confidential and proprietary business information of the Company (or its subsidiary, or its customers or suppliers, as the case may be). Confidential Information shall not include information which is or becomes generally available to the public other than through disclosure by Employee or by any other person or entity under a duty or obligation to maintain the confidentiality thereof.
(c)     No Improper Use of Information of Prior Employers and Others. During the Employment, Employee shall not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom Employee has an obligation of confidentiality, and Employee will not bring onto the premises, or make available to any employees of the Company, any unpublished documents or any property belonging to any former employer or any other person to whom Employee has an obligation of confidentiality unless consented to in writing by the former employer or person. In the performance of Employee’s duties for the Company, Employee will only use information which is (i) generally known and used by persons and expertise comparable to that of Employee, (ii) common knowledge in the industry or otherwise legally in the public domain, or (iii) otherwise provided or developed by the Company. Employee acknowledges that the Company has expressly informed Employee that the Company does not want any access, privilege, benefit or knowledge of such confidential or proprietary information of others. Employee represents and warrants that to Employee’s knowledge Employee has no obligations, legal, in contract, or otherwise, inconsistent with the terms of this Agreement or with Employee’s undertaking Employment with the Company to perform the duties described herein.
(d)    Penalties for Violation of Non-Disclosure Policy. In addition to the legal and equitable remedies set forth herein by applicable law, Employee understands that violation of any non-disclosure provision of this Agreement shall be subject to discipline, up to and including discharge.
3.2    Assignment of Work Product. Any information or innovations, including, but not limited to, inventions, improvements, methods, technology, programs, customer lists, reports, distribution records, brochures, instructions, manuals, processes, etc., which are, during the course of the Employment, conceived, developed, or improved upon by Employee for use by the Company or any of its subsidiaries, alone or in conjunction with other employees or consultants (collectively, the “Work Product”), shall be the exclusive property of the Company, and during the Employment and at all times thereafter, Employee shall not use, duplicate, reveal or take with Employee any such Work Product or other materials of the Company, other than in furtherance of the performance of his duties to the Company, whether under this Agreement or otherwise. To the extent that any of the Work Product is capable of protection by copyright as a “work made for hire” pursuant to the United States Copyright Act, Employee acknowledges that such Work Product is created within the scope of his Employment and, as such, is property of the Company. To the extent that any such Work Product, whether protected by copyright or otherwise, is not a “work made for hire,” Employee hereby assigns to the Company all rights in such material. Employee hereby agrees to execute any documents at any time reasonably required by the Company in connection with the registration of copyright, patent application or other perfection of the Company’s ownership of the Work Product.
3.3    Covenant Not to Compete.
(a)Business Relationships and Goodwill. Employee acknowledges and agrees that as an employee and representative of the Company, Employee is responsible for building and maintaining business relationships and goodwill with current and future physicians, customers, payors, patients and prospects on a personal level. Employee acknowledges and agrees that such responsibility creates a special relationship of trust and confidence between the Company, Employee, and those persons or entities. Employee further acknowledges that such responsibility creates a high risk and opportunity for Employee to misappropriate these relationships and the goodwill existing between the Company and such persons. Employee acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation.
(b)Consideration. Employee acknowledges and agrees that in exchange for its agreement in Section 3.3(c) below, Employee will receive substantial and valuable consideration from the Company including, but not limited to (i) Confidential Information (defined below), (ii) compensation and other benefits, and (iii) exposure to the Company’s physicians, payors, customers, patients, and prospects.

(c )    Scope of Noncompetition Obligation. During the Employment, and for a period of one (1) year after the termination of the Employment for any reason, Employee shall not, directly or indirectly, either acting alone, or as a stockholder, partner, associate, creditor, consultant, adviser, franchiser, franchisee, director, officer, owner, employee or agent of any other person or entity, or in any other capacity, engage in or provide services similar in purpose or function to those Employee provided to Company to any company engaged in the Same Business (as defined below) in the Territory (as defined below); provided, however, the restriction contained in this Section 3.3 shall not prohibit Employee from owning (i) not more than 1% of the outstanding stock of any class of any publicly traded corporation, (ii) any mutual fund, exchange-traded fund, or a passive interest in a venture capital fund, private equity fund or similar investment vehicle, in each case so long as Employee does not actively participate in the management of the business of such corporation, mutual fund, exchange-traded fund, venture capital fund, private equity fund or similar investment vehicle. For purposes of this section:
(i)the term “Same Business” shall mean any company that engages or proposes to engage in the Business; and
(ii)the term “Territory” shall be defined as all geographic area(s) where Employee performed services, and all geographic areas that Employee managed and/or supervised (either directly or indirectly). If Employee is in a position where Employee’s responsibilities are not geographically limited to an assigned location or territory or where Employee is provided Confidential Information that is not geographically limited to an assigned location or territory (such as, by way of example but not limitation, management positions, research and developers, and engineers), then Territory means every state where Company does business and/or did business during the term of Employee’s Employment, and all places where the Company had plans or reasonable expectations to do business in the future.
(d) No Prohibition on Working. Employee acknowledges and agrees that this Agreement does not restrict Employee’s ability to find employment within any geographical area after the termination of the Employment; provided that Employee is not employed in violation of the noncompetition obligations detailed herein.
3.4    Nonsolicitation of Customers. Employee agrees that Employee shall not at any time during the Employment, whether or not initiated by Employee, divert away or attempt to divert away any business from the Company to another company, business, or individual. Further, Employee shall not, for a period of one (1) year following the termination of the Employment for any reason, contact, solicit, attempt to solicit or divert, or attempt to divert business from, either directly or indirectly, any Company Customer which Employee called upon, came into contact with, or became aware of, as a result of Employee’s Employment with Company during the last twelve (12) months Employee’s Employment with Company. “Company Customer” means any person, company, or business that is or was a customer or prospective customer of Company, including but not limited to physicians, payors or other customers.

3.5    Nonrecruitment of Employees. Employee agrees that during the Employment and for a period of one (1) year after termination of the Employment for any reason, Employee shall not, on Employee’s own behalf or on behalf of any other person or entity, hire, solicit, seek to hire, or offer employment to any person who was employed by the Company on the date of termination of the Employment, or who is a current employee of the Company. Employee further agrees that Employee will not, in any other manner attempt, directly or indirectly, to influence, induce, or encourage any person who was employed by the Company on the date of termination of the Employment or who is a current or prospective employee of the Company to leave the employment of the Company.
3.6    Non-Interference with Business Relations. Employee agrees that during the Employment, and for a period of two (2) years after the termination of the Employment for any reason, Employee shall not, directly or indirectly, (a) solicit, advise, persuade or otherwise induce any person to participate in or with any entity or person which provides services comparable to those provided by the Company or by facilities managed or owned by the Company or any of its subsidiaries, (b) do anything, intentionally or recklessly, to discredit or otherwise injure the reputation or goodwill of the Company or any of its affiliates or subsidiaries, (c) solicit, induce or attempt to solicit or induce any customer, employee, independent contractor, distributor, manufacturer or other professional or any other business relation of the Company (or any subsidiary) to cease or reduce the level of business between such business relation and the Company (or any subsidiary), or (d) in any way interfere with the Company’s (or any subsidiary’s) relationship with any customer, employee, independent contractor, distributor, manufacturer or other professional or business relation of the Company or subsidiary.
3.7    Exceptions from ARTICLE III. Notwithstanding anything to the contrary in this Agreement, including Article III, or any other agreement between Employee and the Company, the Company agrees following the termination of the Employment for any reason, there will be no restriction on Employee’s ability to perform services or serve as an employee, counsel, partner, owner, advisor, or any other position for a law firm (the “Law Firm Services”), and the restrictions set forth in this Article III will not apply to Law Firm Services.
3.7    Reasonableness of Restrictions. Employee acknowledges and agrees that, given the nature of the Business, and the Company’s proposed Business plans, the restrictions imposed upon Employee by this ARTICLE III and the purposes for such restrictions are reasonable and are designed to protect the trade secrets, confidential and proprietary business information and the future success of the Company and its subsidiaries without unduly restricting Employee. Specifically, Employee acknowledges that the restrictions and covenants contained in this ARTICLE III will not prohibit Employee from pursuing Employee’s career upon termination of Employee’s employment relationship with the Company. If, at the time of enforcement of this Agreement, a court shall hold that any of the duration, scope or geographic restrictions stated herein are unreasonable under circumstances then existing, the Parties agree (and shall stipulate, if necessary, in an appropriate pleading) that the maximum duration, scope or geographic area reasonable under such circumstances shall be substituted for the stated duration, scope or geographic area. Employee further agrees not to challenge the enforceability or the enforcement of the restrictive covenants in this ARTICLE III. Employee specifically recognizes and affirms that the restrictive covenants contained in this ARTICLE III are material and important terms of this Agreement, and Employee further agrees that should all or any part or application of any provision of this ARTICLE III be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action, or by an arbitrator in an arbitration, the Company shall be entitled to receive from employee all stock options and Company stock held by Employee obtained as result of the stock options being granted to Employee on the date hereof. If Employee has sold, transferred, or otherwise disposed of company stock obtained through the exercise of such stock options, the Company shall be entitled to receive from Employee the difference between the option price paid by Employee and the fair market value of such Company stock on the date of sale, transfer, or other disposition.
3.8    Exit Interview. Employee agrees to schedule and attend an exit interview with Company’s Human Resources department prior to Employee’s last day of Employment.
3.9    Return of the Company Property. When Employee’s Employment terminates for any reason, Employee will promptly (within seventy-two (72) hours) deliver to the Company any and all Confidential Information, drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof and any other material containing or disclosing any works made for hire, or third-party information. Employee further agrees that any property situated on the Company’s premises and owned by the Company including computers, computer disks and computer hard disk drives and other computer storage media, filing cabinets or other work areas, is subject to inspection by the Company personnel at anytime with or without notice.
3.10    Notification of New Employer. In the event that the Employment is terminated for any reason, Employee hereby consents to the notification by the Company to Employee’s new employer of Employee’s rights and obligations under this ARTICLE III. In addition, in the event that Employee plans to render services to a company that works in a similar field as the Company, Employee agrees to provide the Company with as much notice as possible of Employee’s intention to join that company or business but in no event will Employee provide less than two weeks notice of that intention; provided, however, the provision of such notice and the Company’s receipt thereof shall not constitute a waiver of any breach of any provision of this Agreement.
3.11    Equitable and Other Relief. Employee understands and agrees that, in the event Employee breaches this ARTICLE III, the Company will suffer immediate and irreparable harm that cannot be accurately calculated in monetary damages. Consequently, Employee acknowledges and agrees that the Company shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, to prevent such violation. Employee acknowledges and agrees that such injunctive relief shall be in addition to any other legal or equitable relief to which the Company would be entitled. In addition, the Company shall be entitled to recover its attorneys’ fees and costs from Employee should the Company be required to file suit to enforce its rights under this ARTICLE III, if the Company prevails in such suit. In the event that Employee is found to have breached all or any part or application of any provision of this ARTICLE III by a court of competent jurisdiction in an action, or by an arbitrator in an arbitration, Employee further agrees that the Company shall be entitled to receive from Employee all stock options and Company stock held by Employee obtained as result of the stock options being granted to Employee on the Effective Date; provided that the Company agrees to pay Employee an amount equal to the exercise price of any such options. If Employee has sold, transferred, or otherwise disposed of Company stock obtained through the exercise of such stock options, the Company shall be entitled to receive from Employee the difference between the option price paid by Employee and the fair market value of the Company stock on the date of sale, transfer, or other disposition.

ARTICLE IV.
TERMINATION
4.1    Upon Death or Disability. This Agreement shall terminate upon the Employee’s death or Disability. For purposes of this Agreement, “Disability” shall mean physical or mental disability of the Employee resulting in the Employee’s inability to perform substantially all of the essential functions of the Employee’s duties and responsibilities with the Company for (i) a period of twelve (12) consecutive weeks, or (ii) for shorter periods aggregating twelve (12) weeks during any twelve-month period. If this Agreement terminates as a result of the Employee’s death or Disability, the Company’s obligation to the Employee or the Employee’s estate shall be limited to the payment of accrued and unpaid Annual Salary earned and any accrued and unpaid Benefits vested up to the date of termination, and in the event of Disability, any disability benefits to which the Employee is entitled hereunder. In addition, upon termination due to death or Disability, the Company shall pay the Employee or the Employee’s estate any annual bonus referred to in Section 2.2 above that would otherwise be due for the fiscal year of termination, prorated to the number of days in the fiscal year for which the Employee was employed, and payable at the same time as the bonus would have otherwise been due had the Employee’s Employment not been terminated.
4.2    Termination for Cause or Voluntary Termination. If the Company terminates the Employee at any time for Cause or if the Employee terminates the Employee’s Employment at any time other than for Good Reason, the Company’s obligation to the Employee shall be limited solely to the payment of accrued and unpaid Annual Salary and any accrued but unpaid Benefits vested up to the date of termination. Prior to any termination of the Employee for Cause, except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Company shall provide written notice to the Employee of the Cause, and Employee will have thirty (30) days from the delivery of written notice by the Company within which to cure any acts constituting Cause. As used in this Agreement, the term “Cause” shall mean any of the following: (i) the Employee’s commission of an act involving dishonesty, lack of loyalty or breach of fiduciary responsibility involving the Company or any affiliate or successor thereof, (ii) continued failure of the Employee to perform the Employee’s duties and responsibilities (iii) any material breach by the Employee of the terms of this Agreement, or (iv) the Employee’s commission, conviction of, or plea of guilty or nolo contendere to a misdemeanor which causes material injury to the business, reputation or financial condition of the Company, (v) the Employee’s commission, conviction of, or plea of guilty or nolo contendere to a crime that constitutes a felony, or (vi) Employee’s willful misconduct or gross negligence in the performance of Employee’s duties. As used in this Agreement, the term “Good Reason” shall mean the voluntary termination of Employment by the Employee with the Company within sixty (60) days after the occurrence of any of the following events, without the Employee’s express written consent: (i) the reduction of the Employee’s Annual Salary or bonus eligibility, (ii) an adverse change in the Employee's title, authority, duties, or responsibilities, (iii) any material breach by the Company of the terms of this Agreement which has not been corrected by the Company within thirty (30) days after the Company’s receipt of written notice from the Employee of such breach.

4.3    Termination Without Cause or for Good Reason. If the Company terminates the Employee at any time without Cause or if Employee terminates for Good Reason, the Company shall be obligated to (i) pay the Employee any accrued and unpaid Benefits vested up to the date of termination on the timing provided for under the applicable plans and programs or as provided by applicable law, and (ii) no later than the 60th day following the date of termination, pay the Employee an amount equal to six (6) months of the Employee’s then current Annual Salary contingent on receipt of an acceptable release from Employee. At the Company’s sole discretion and subject to approval of the Board, Company may pay the Employee any annual bonus referred to in Section 2.2 above that would otherwise be due for the fiscal year of termination, prorated to the number of days in the fiscal year for which the Employee was employed, and payable at the same time as the bonus would have otherwise been due had the Employee’s Employment not been terminated.
4.4    Section 409A. It is the intent that all amounts payable to Employee pursuant to this Agreement, be paid in a manner that is exempt from or satisfies the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder (“Section 409A”), to the extent applicable, and, to the maximum extent possible, this Agreement shall be so interpreted. Each installment of any payment made pursuant to this Agreement shall constitute a separate “payment” for purposes of Section 409A. If the Employee is a “specified employee” as defined in Section 409A at the time of such Employee’s termination of employment with the Company, then no payments subject to Section 409A shall be paid to the Employee until the first business day that is more than six months following such date of termination, and all such payments that would otherwise have been paid prior to such date shall be paid on such six-month anniversary date, without interest, in a lump sum. No payment subject to Section 409A shall be paid at a time other than the time specified for such payment or otherwise allowed by Section 409A without penalty, and no amount shall be paid in substitution for any payment subject to Section 409A unless otherwise allowed by Section 409A without penalty. If any termination of employment occurs that does not constitute a “separation from service” as defined in Section 409A, then any payment subject to Section 409A that becomes payable by reason of such termination shall not be paid until the Employee incurs a separation from service as defined in Section 409A. To the extent any period set out for any payment under this Agreement straddles two calendar years, such payment shall be made in the second of such calendar years. All reimbursements will be paid as soon as administratively practicable, but in no event will any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

ARTICLE V.
MISCELLANEOUS
5.1    Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by nationally-recognized overnight delivery service or sent by certified or registered mail, postage prepaid, return receipt requested or sent via email, in each case to the address as set forth below; receipt shall be deemed to occur on the earlier of the date of actual receipt or receipt by the sender of confirmation that the delivery was completed or that the addressee has refused to accept such delivery or has changed its address without giving notice of such change as set forth herein:

(a)if to the Company, to:
Caris Life Sciences
750 W. John Carpenter Freeway, Suite 800 Irving, TX 75039
Attention: Legal Dept. Legal@carisls.com
(b)if to the Employee, to:
John Russel Denton [*****]
[*****] [*****]
Either Party may change its address for notice hereunder by notice to the other Party hereto.
5.2    Entire Agreement. This Agreement and the other agreements referenced herein contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior discussions and agreements, written or oral, with respect thereto.
5.3    Waivers and Amendments. This Agreement may be amended, suspended, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by both Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any Party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
5.4    Assignment. This Agreement shall inure to the benefit of and shall be binding upon the Employee and the Employee’s executor, administrator, heirs, personal representative and assigns, and the Company and its successors and assigns; provided, however, that the Employee shall not be entitled to assign any of the Employee’s rights or delegate any of the Employee’s duties under this Agreement. The Employee agrees that this Agreement may be freely assigned by the Company to any person or entity which succeeds to all or any significant portion of the Company’s assets or Business, whether pursuant to a sale of assets, sale of stock, merger or other similar transaction.
5.5    Severability: Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a court of competent jurisdiction to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. Use of the word “including” shall not be limited by the terms following such word. All references to singular or plural terms shall mean the other where appropriate. The term “subsidiary” shall refer to subsidiaries of Caris Life Sciences, Inc., a Texas corporation, now existing or hereafter formed or acquired.
5.6    Choice of Law. This Agreement shall be governed by, and construed in accordance with the internal laws (as opposed to conflict of laws provisions) of the State of Texas.
5.7    Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.
5.8    Counterparts. This Agreement may be executed in separate counterparts, each of which when executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.
5.9    Indemnification. The Employee shall be entitled to the full benefit of any and all indemnification provisions contained in the Company’s Certificate of Incorporation as amended from time to time, and/or Bylaws, and the Company shall provide indemnification to the Employee to the same extent as it indemnifies any other officer or director of the Company. The Company and Employee will enter into the Company’s standard form of indemnification agreement.
5.10    Dispute Resolution. Except as provided below, this dispute resolution provision applies to any dispute, claim or disagreement arising out of or in connection to Employee’s employment with Company, and including any dispute arising out of or in connection with this Agreement, including, without limitation, the negotiation, execution, interpretation, performance or non-performance of this Agreement. This dispute resolution provision applies to a covered dispute that Employer may have against Company or that Employee may have against Company or its officers, directors, shareholders, members, owners, employees, managers, agents and attorneys. This provision does not apply to claims for worker’s compensation, state disability insurance and unemployment insurance benefits; however, it does apply to retaliation claims based upon seeking such benefits. This provision does not apply to claims for employee benefits under any benefit plan covered by the Employee Retirement Income Security Act of 1974 or funded by insurance. This provision does not apply to any claim that an applicable federal statute or applicable federal Executive

Order expressly states cannot be arbitrated. Nothing in this Agreement prevents the making of a report to or filing a claim or charge with a government agency, including without limitation the Equal Employment Opportunity Commission, U.S. Department of Labor, Securities and Exchange Commission, National Labor Relations Board, or Office of Federal Contract Compliance Programs. Nothing in this Agreement prevents the investigation by a government agency of any report, claim or charge otherwise covered by this Agreement. This Agreement also does not prevent federal administrative agencies from adjudicating claims and awarding remedies based on those claims, even if the claims would otherwise be covered by this Agreement. Nothing in this Agreement prevents or excuses a Party from satisfying any conditions precedent and/or exhausting administrative remedies under applicable law before bringing a claim in arbitration.
The Parties shall first submit the dispute, claim or disagreement to non-binding mediation administered by the American Arbitration Association (the “AAA”) in accordance with its Employment Mediation Rules. The place of mediation shall be Dallas, Texas. If the dispute, claim or disagreement is not resolved within 30 days after the initial mediation meeting among the Parties and the mediator, or if the mediation is otherwise terminated, then either Party may submit the dispute, claim or disagreement to binding arbitration administered by the AAA in accordance with the provisions of its Employment Arbitration Rules (the “Rules”) and, except as otherwise provided in this Agreement, such arbitration shall be the sole means of dispute resolution. The place of arbitration shall be Dallas, Texas. The arbitration shall be conducted by one arbitrator selected in accordance with the Rules, unless the Parties otherwise agree. Any mediator or arbitrator selected under this Section 5.10 shall be a practicing attorney experienced in employment agreements and acquisitions and shall not have been employed or engaged by or affiliated with either of the Parties or their respective affiliates. Each Party shall initially bear its own costs and expenses in connection with any mediation or arbitration hereunder, including, without limitation, its attorneys’ fees, and an equal share of the mediator’s or arbitrator’s and administrative fees of mediation or arbitration. The decision of the arbitrator shall be in writing and shall state the reasons therefore. Judgment upon an arbitration award may be entered in any court of competent jurisdiction and shall be final, binding and non-appealable. The arbitrator, and not any federal, state, or local court or agency, shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this section.
However, the preceding sentence shall not apply to the “Class Action Waiver” described below. Regardless of anything else in this Agreement and/or the American Arbitration Association (“AAA”) rules or procedures, any dispute relating to the interpretation, applicability, enforceability or formation of the Class Action Waiver may only be determined by a court and not an arbitrator.
Employee and Company agree to bring any claim or dispute in arbitration on an individual basis only, and not as a class or collective action; Employee and Company waive any right for a dispute or claim to be brought, heard, or decided as a class or collective action, and the arbitrator has no power or authority to preside over a class or collective action (“Class Action Waiver”).

Notwithstanding anything in this Section 5.10 to the contrary, each Party shall be entitled to seek injunctive or other equitable relief in any court of competent jurisdiction without first submitting the matter to mediation or arbitration in accordance with the provisions of this Section 5.10, even if a similar or related matter has already been referred to meditation or arbitration in accordance with the terms of this Section 5.10. Venue for any action permitted to be brought in court under this Section 5.10 shall be the appropriate state and federal courts located in Dallas County, Texas.
5.11    Disclosures. Nothing in this Agreement prohibits Employee from reporting an event that Employee reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), or from cooperating in an investigation conducted by such a government agency. This may include disclosure of trade secret or confidential information within the limitations permitted by the 2016 Defend Trade Secrets Act (DTSA). Employee is hereby provided notice that under the DTSA, (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
5.12    Representation. The Employee has consulted with and relied upon independent legal counsel in determining whether to sign this Agreement, and has not relied upon the Company nor the Company’s counsel to represent the Employee’s interests.
Upon execution of this Agreement and thereafter, Company covenants and agrees that it shall provide Employee with Confidential Information as defined herein.
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

CARIS SCIENCE, INC.
/s/ David D. Halbert
Name: David D. Halbert
Title:    CEO

EMPLOYEE:

/s/ John Russel Denton
John Russel Denton